Exhibit 10.19
Grant No.:

THE KEYW HOLDING CORPORATION
AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

The KEYW Holding Corporation, a Maryland corporation (the “Company”), hereby grants Restricted Stock Units (the “Units”), to the Grantee named below. These Units are restricted contingent upon the achievement of the associated performance and vesting conditions set forth in the attachment. Upon achievement, Grantee will receive shares of its common stock (the “Stock”). Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s Amended and Restated 2013 Stock Incentive Plan (the “Plan”).
Grant Date:
Name of Grantee:
Grantee's Employee Identification Number:
Number of Restricted Stock Units Covered by Grant:
Purchase Price per Share of Stock: $0.00 (Zero Dollars and 00/100)
Vesting Schedule:

Shares	Vesting Dated

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Grantee:     ______________________________________________________________________________
(Signature)
Company: _____________________________________________________________________________
(Signature)
Title

Attachment

This is not a stock certificate or a negotiable instrument.

THE KEYW HOLDING CORPORATION
AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit/ Nontransferability
This grant is an award of Restricted Stock Units in the number of Units set forth on the cover sheet, at the purchase price set forth on the cover sheet, and subject to the vesting conditions described below (“Restricted Stock Units”). To the extent not yet vested, your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting
Upon vesting you will receive one share of Common Stock (the “Stock”) for each vested Restricted Stock Unit.
Your right to the Stock under this Restricted Stock Unit Agreement vests per the vesting and/or performance schedule as shown on the cover sheet provided you then continue in Service. The resulting aggregate number of shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of Restricted Stock Units covered by this grant.
No additional Restricted Stock Units will vest after your Service has terminated for any reason, provided, however, that if your Service is terminated on account of your death or Disability, any unvested Restricted Stock Units will become fully vested.

Vesting Upon Change of Control
Notwithstanding the foregoing, in the event of a Change of Control, immediately prior to the scheduled consummation of a Change of Control, all restricted stock subject to performance requirements shall become immediately vested at the target number of shares set forth in this Agreement.

Forfeiture of Unvested Restricted Stock Units
Except as provided in this Agreement, in the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units subject to this grant that have not yet vested.

Issuance of Stock upon Units Vesting
The issuance of the Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements, as determined by the Company in its sole discretion, to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Stock Units acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Restricted Stock Units arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Market Stand-off Agreement
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933 (the "Securities Act"), you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of vested Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

Non-Solicitation, Non-Interference
In consideration of (i) the grant of the option under this Agreement, and (ii) your continued employment with the Company, its parent, or a subsidiary of the Company or its parent (each a “Covered Party”), you hereby agree to the following:
During the period of your employment with the Company or another Covered Party and for a period ending six (6) months following the termination of your employment, for any reason, with a Covered Party, except with the prior written consent of the Company, you will not:
•
For Employee’s own account or for the account of any other Person (as defined below), directly or indirectly: (i) recruit, solicit, offer to hire, induce or attempt to induce, encourage to terminate or otherwise adversely affect or interfere with the relationship between the Company and any person who was employed by, or otherwise engaged to perform services for, the Company or its affiliates within the twelve-month period prior to Employee’s termination date (a “Covered Employee”) for employment or retention as a consultant or service provider or (ii) hire, or permit or facilitate the hire of, a Covered Employee, participate in the process of hire of any Covered Employee, or permit the hire of any Covered Employee where such Covered Employee would report directly or indirectly to Employee, or provide names or other information about a Covered Employee to any Person under circumstances which could lead to the use of that information for the purposes of recruiting or hiring
•
Solicit or induce, or in any manner attempt to solicit or induce, any Customer (as defined Below), to (1) cease being a customer of or to not become a customer of Covered Party, (2) divert any business of such Customer from a Covered Party, (3) reduce the amount of business that such Customer conducts or intends to conduct with any Covered Party; or (4) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship between a Covered Party and any of its customers or clients, suppliers, consultants, or employees;
•
Participate in competition for the award of or perform services in connection with (1) any contract, task order or program for which a Covered Party is competing, or (2) any contract, task order or program that would replace, supersede, succeed, reduce or diminish any Covered Party’s work under a contract, task order or program;
•
Make false or disparaging statements regarding any Covered Party, or any of Covered Party’s respective officers, directors, shareholders, employees or affiliates in matters relating to a Covered Party or its business.

For purposes of this Agreement a “Customer” means any client or customer of the Company at the time of the termination of your employment or any prospective customer to which the Company has made or intends to make a proposal at such time, and includes in addition to any party with whom a Covered Party has a contract, the specific program office or directorate of a federal government department or agency to which products or services are ultimately provided under a contract to which a Covered Party is a party.

Retention Rights
This Agreement does not give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time and for any reason. Nothing in this Retention Rights section shall be construed to contravene the terms of any separate employment agreement between you and the Company.

No Shareholder Rights	Unless and until shares are issued in satisfaction of the Company’s obligations under this Agreement, in the time and manner specified above, you will have no rights as a Shareholder.
Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Other Agreements
You agree, as a condition of this grant of Restricted Stock Units, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report (to the extent required) to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Stock Administrator to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.